Exhibit 99

March 29, 2013

Dear Shareholders:

We need a bit more time to announce the relocation of our business and opening of the 1st Artisanal Cheese Shop & Café, so we elected to give you an update today. We also brought our SEC reports current with the filing of our Forms 10-Q for the quarters ended August 31, 2012 and November 30, 2012, respectively. Our auditing firm completed its merger and our internal Corporate Controller staff is more streamlined to make timely future filings.

After causing customer service disruptions with low inventory levels, our primary goal in late 2012 was to improve our balance sheet. We realize the short-term negative impact this had on our P&L’s, but we had to work through it. We know we have a great business plan to build our brand, but an expanded sales organization and higher inventory levels to grow the business requires working capital. In the Fall, we raised $1.8 million, extended our long-term debt and increased inventory. A summary of each business unit follows.

Retail & Foodservice – We hired a new sales manager and territory sales representatives to move away from distributors to selling with our own sales force. We refocused our retail expansion to the Greater New York market and quickly got to over 200 stores stocking the Artisanal CheeseClock™ retail program. Regional wine distributors want to be part of the CheeseClock™ program and, so far, three have purchased our branded refrigeration units to give to retailers for free in exchange for the right to cross-promote their wines around our cheeses. Everyone wins -- retailers get a free Artisanal unit, we sell the units and cheeses and the wine distributors get new sales with great placement near the cash registers or store entrance!

In Foodservice, we continue to work with major hotel chains like Hyatt, large private clubs and management company’s like Aramark that service large corporate cafeterias. The order flow is more consistent and the locations we service refer us to other locations managed by these large operators. The Hyatt program has grown to over 40 active hotels of the 110 targeted locations, thus far.

E-Commerce – We hired Endai Worldwide to improve our daily web customer conversion rate of 1%. Endai believes it should be in the 2-3% range, which would double or triple our web sales over time. Yesterday, we began marketing the new Artisanal CheeseClock™ Icon program to online wine retailers. By placing the CheeseClock™ Icon on each wine page, wine consumers can easily click to buy cheese at Artisanal and we pay a 10% fee to the wine website.

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Like our retail program we look for a win-win solution so everyone gets excited about the program. We have about 90,000 people on our newsletter list and getting more wine enthusiasts to our site will also help sales too. In November and December we gained 5,800 new customers and Facebook Gifts adds new people daily.

Company-Owned Retail Stores – We spoke with several cheese shops and learned that annual sales of $2 million is a fair assessment of the type of company-opened stores we have in mind. The combination of company-owned stores and getting independent retailers to stock our Artisanal CheeseClock™ retail program is a plan that we believe will accelerate our revenue growth and make Artisanal a well-known consumer brand.

We would like to firm up our relocation plans before we announce the date of our next Annual Meeting of Shareholders. With the Artisanal Owner’s Club promotions we did in December we gained 2,600 new shareholders and we hope to have a great turnout at our Annual Meeting.

We look forward to having a much better year.

Have an enjoyable holiday week and feel free to contact me anytime at 212-871-3150.

Regards,

Daniel W. Dowe

Chief Executive Officer and President

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